EXHIBIT 99.1


                            OREGON STEEL MILLS, INC.
                                Portland, Oregon

FOR IMMEDIATE RELEASE                                           May 27, 2004
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Contact:     Ray Adams
             Chief Financial Officer
             (503) 240 -5223


                OREGON STEEL MILLS UPDATES SECOND QUARTER OUTLOOK


Portland, Oregon, May 27, 2004/Business Wire/--Oregon Steel Mills, Inc. (NYSE:
OS) announces increased earnings expectations for the second quarter ending June 30, 2004.

In late April, the Company indicated that second quarter 2004 operating income and net income would be at record levels, exclusive of any further labor dispute settlement adjustments (see discussion of the first quarter 2004 labor dispute settlement adjustment below). The Company believes that with the continued strength and recovery of profit margins in most of its product categories, its income from continuing operations in the second quarter of 2004 will be significantly higher than that recorded in the first quarter of 2004. The Company now anticipates that the second quarter earnings expectations will be within a range of $1.00 to $1.20 per share (exclusive of any further labor dispute settlement adjustments) based on 26.7 million diluted weighted average shares outstanding at March 31, 2004. Current analysts' estimates for 2004 will be exceeded, barring any unforeseen change in general business conditions. The
26.7 million diluted weighted average shares outstanding do not include the four million shares of Company common stock that will be issued as part of the labor dispute settlement.

During the first quarter of 2004, the Company recorded a pretax non-cash charge of $7 million ($.26 per share) related to the previously announced tentative agreement to issue four million shares of Company common stock as part of the settlement of the labor dispute ("Settlement") at the Company's majority-owned subsidiary Rocky Mountain Steel Mills. That charge was a result of adjusting the previously recorded value at December 31, 2003 of the four million shares of Company common stock ($23.3 million at $5.81 per share) to market at March 31, 2004. The closing price of the Company's common stock on the New York Stock Exchange at March 31, 2004 was $7.56 per share, resulting in the additional non-cash charge of $7 million. The Company will continue to adjust the common stock portion of the Settlement at the end of each quarter, either up or down, for the change in the price of the Company's common stock through the effective date of the Settlement.


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FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; cost and availability of raw materials; potential equipment malfunction; and plant construction and repair delays. For more detailed information, please review the discussion of risks, which may cause results to differ materially, in our most recently filed Form 10-K, Form 10-Q and other SEC reports.

Oregon Steel Mills, Inc. is organized into two divisions. The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon, Napa, California and Camrose, Alberta, Canada. The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.



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